Exhibit 99.1

News Release

FIRST FINANCIAL CORPORATION

One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

First Financial Corporation Reports First Quarter Results

Terre Haute, Indiana, April 28, 2026 – First Financial Corporation (NASDAQ:THFF) today announced results for the first quarter of 2026.

●	Net income was $19.8 million compared to $18.4 million reported for the same period of 2025;
●	Diluted net income per common share of $1.67 compared to $1.55 for the same period of 2025;
●	Return on average assets was 1.35% compared to 1.34% for the three months ended March 31, 2025;
●	Provision for credit losses was $2.6 million compared to provision of $2.0 million for the first quarter 2025; and
●	Pre-tax, pre-provision net income was $27.3 million compared to $25.7 million for the same period in 2025.[1]

1 Non-GAAP financial measure that Management believes is useful for investors and management to understand pre-tax profitability before giving effect to credit loss expense and to provide additional perspective on the Corporation’s performance over time as well as comparison to the Corporation’s peers and evaluating the financial results of the Corporation – please refer to the Non GAAP reconciliations contained in this release.

Acquisition

On March 1, 2026, First Financial Corporation completed the acquisition of CedarStone Financial, Inc. As a result of the acquisition, loans acquired were $292 million, and deposits acquired were $313 million. Additionally, we recorded a bargain purchase gain of $716 thousand. Included in the variances in the following discussion are the values provided in this paragraph.

Average Total Loans

Average total loans for the first quarter of 2026 were $4.16 billion versus $3.84 billion for the comparable period in 2025, an increase of $319 million or 8.29%. On a linked quarter basis, average loans increased $186 million or 4.69% from $3.97 billion as of December 31, 2025.

Total Loans Outstanding

Total loans outstanding as of March 31, 2026, were $4.42 billion compared to $3.85 billion as of March 31, 2025, an increase of $570 million or 14.79%. On a linked quarter basis, total loans increased $368.6 million or 9.09% from $4.06 billion as of December 31, 2025. Organic growth of $77 million was primarily driven by increases in Commercial Construction and Development, Commercial Real Estate, and Consumer Auto loans.

Norman D. Lowery, President and Chief Executive Officer, commented “We are pleased with our first quarter results. In the first quarter, we surpassed $6 billion in total assets for the first time, and it marked the tenth consecutive quarter of loan growth, which surpassed $4 billion in loans for the first time last quarter. Our margin remains strong at 4.23% and credit quality remains stable.”

Average Total Deposits

Average total deposits for the quarter ended March 31, 2026, were $4.66 billion versus $4.65 billion as of March 31, 2025, an increase of $13 million, or 0.28%. On a linked quarter basis, average deposits increased $23 million or 0.49% from $4.64 billion as of December 31, 2025.

Total Deposits

Total deposits were $4.84 billion as of March 31, 2026, compared to $4.64 billion as of March 31, 2025. On a linked quarter basis, total deposits increased $291.3 million or 6.40% from $4.55 billion as of December 31, 2025. Non-interest bearing deposits were $1.1 billion, and time deposits were $812.2 million as of December 31, 2025, compared to $856.1 million and $726 million, respectively for the same period of 2025.

Shareholders’ Equity

Shareholders’ equity at March 31, 2026, was $655.3 million compared to $571.9 million on March 31, 2025. During the last twelve months, the Corporation has not repurchased any shares of its common stock. 518,860 shares remain available for repurchase under the current repurchase authorization. The Corporation paid a $0.56 per share quarterly dividend in January and declared a $0.56 quarterly dividend, which was paid on April 15, 2026.

Book Value Per Share

Book Value per share was $55.10 as of March 31, 2026, compared to $48.26 as of March 31, 2025, an increase of $6.84 per share, or 14.17%. Tangible Book Value per share was $45.13 as of March 31, 2026, compared to $38.13 as of March 31, 2025, an increase of $7.00 per share or 18.36%.

Tangible Common Equity to Tangible Asset Ratio

The Corporation’s tangible common equity to tangible asset ratio was 8.93% at March 31, 2026, compared to 8.32% at March 31, 2025.

Net Interest Income

Net interest income for the first quarter of 2026 was a record $56.9 million, compared to $52.0 million reported for the same period of 2025, an increase of $5.0 million, or 9.5%. Interest income increased $4.9 million and interest expense decreased $44 thousand year over year.

Net Interest Margin

The net interest margin for the quarter ended March 31, 2026, was 4.23% compared to the 4.11% reported at March 31, 2025.

Nonperforming Loans

Nonperforming loans as of March 31, 2026, were $28.5 million versus $10.2 million as of March 31, 2025. The ratio of nonperforming loans to total loans and leases was 0.64% as of March 31, 2026, versus 0.26% as of March 31, 2025. On a linked quarter basis, nonperforming loans were $28.6 million, and the ratio of nonperforming loans to total loans and leases was 0.70% as of December 31, 2025.

Credit Loss Provision

The provision for credit losses for the three months ended March 31, 2026, was $2.6 million, compared to $2.0 million for the same period 2025.

Net Charge-Offs

In the first quarter of 2026 net charge-offs were $1.5 million compared to $1.8 million in the same period of 2025.

Allowance for Credit Losses

The Corporation’s allowance for credit losses as of March 31, 2026, was $52.3 million compared to $46.8 million as of March 31, 2025. The allowance for credit losses as a percent of total loans was 1.18% as of March 31, 2026, compared to 1.22% as of March 31, 2025. On a linked quarter basis, the allowance for credit losses as a percent of total loans remained stable compared to December 31, 2025.

Non-Interest Income

Non-interest income for the three months ended March 31, 2026 and 2025 was $11.2 million and $10.5 million, respectively.

Non-Interest Expense

Non-interest expense for the three months ended March 31, 2026, was $40.9 million compared to $36.8 million in 2025.

Efficiency Ratio

The Corporation’s efficiency ratio was 58.72% for the quarter ending March 31, 2026, versus 57.54% for the same period in 2025.

Income Taxes

Income tax expense for the three months ended March 31, 2026, was $4.9 million versus $5.4 million for the same period in 2025. The effective tax rate for 2026 was 19.89% compared to 22.59% for 2025.

About First Financial Corporation

First Financial Corporation (NASDAQ:THFF) is the holding company for First Financial Bank N.A., which is the fifth oldest national bank in the United States, operating 79 banking centers in Illinois, Indiana, Kentucky, Tennessee, and Georgia. Additional information is available at www.first-online.bank.

Investor Contact:

Rodger A. McHargue

Chief Financial Officer

P: 812-238-6334

E: rmchargue@first-online.com

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
END OF PERIOD BALANCES
Assets	$6,128,589	$5,756,126	$5,549,094
Deposits	$4,842,386	$4,551,111	$4,640,003
Loans, including net deferred loan costs	$4,423,921	$4,055,303	$3,854,020
Allowance for Credit Losses	$52,338	$47,995	$46,835
Total Equity	$655,288	$650,869	$571,945
Tangible Common Equity (a)	$536,659	$535,262	$451,874

AVERAGE BALANCES
Total Assets	$5,850,090	$5,654,790	$5,508,767
Earning Assets	$5,523,970	$5,334,253	$5,194,478
Investments	$1,263,714	$1,258,077	$1,266,300
Loans	$4,160,366	$3,973,985	$3,841,752
Total Deposits	$4,663,780	$4,641,267	$4,650,883
Interest-Bearing Deposits	$3,718,070	$3,790,653	$3,837,679
Interest-Bearing Liabilities	$480,073	$326,493	$261,174
Total Equity	$663,896	$640,172	$564,742

INCOME STATEMENT DATA
Net Interest Income	$56,933	$60,619	$51,975
Net Interest Income Fully Tax Equivalent (b)	$58,397	$62,003	$53,373
Provision for Credit Losses	$2,550	$2,350	$1,950
Non-interest Income	$11,217	$9,931	$10,511
Non-interest Expense	$40,879	$41,843	$36,759
Net Income	$19,804	$21,454	$18,406

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$1.67	$1.81	$1.55
Cash Dividends Declared Per Common Share	$0.56	$0.56	$0.51
Book Value Per Common Share	$55.10	$54.78	$48.26
Tangible Book Value Per Common Share (c)	$45.13	$44.31	$38.13
Basic Weighted Average Common Shares Outstanding	11,885	11,865	11,842

(a)Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder’s equity.
(b)Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 75%.
(c)Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder’s equity.

Key Ratios	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Return on average assets	1.35%	1.52%	1.34%
Return on average common shareholder's equity	11.93%	13.41%	13.04%
Efficiency ratio	58.72%	58.17%	57.54%
Average equity to average assets	11.35%	11.32%	10.25%
Net interest margin (a)	4.23%	4.66%	4.11%
Net charge-offs to average loans and leases	0.15%	0.18%	0.19%
Credit loss reserve to loans and leases	1.18%	1.18%	1.22%
Credit loss reserve to nonperforming loans	183.89%	167.94%	460.57%
Nonperforming loans to loans and leases	0.64%	0.70%	0.26%
Tier 1 leverage	11.03%	11.25%	10.63%
Risk-based capital - Tier 1	12.50%	13.21%	12.70%

(a)	Net interest margin is calculated on a tax equivalent basis.

Asset Quality	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Accruing loans and leases past due 30-89 days	$19,882	$17,294	$17,007
Accruing loans and leases past due 90 days or more	$938	$1,083	$1,109
Nonaccrual loans and leases	$27,524	$27,495	$9,060
Other real estate owned	$184	$94	$560
Nonperforming loans and other real estate owned	$28,646	$28,672	$10,729
Total nonperforming assets	$31,288	$31,522	$13,631
Gross charge-offs	$2,945	$3,415	$3,241
Recoveries	$1,418	$1,649	$1,394
Net charge-offs/(recoveries)	$1,527	$1,766	$1,847

Non-GAAP Reconciliations	Three Months Ended March 31,
	2026	2025
($in thousands, except EPS)
Income before Income Taxes	$24,721	$23,777
Provision for credit losses	2,550	1,950
Provision for unfunded commitments	—	—
Pre-tax, Pre-provision Income	$27,271	$25,727

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except per share data)

	March 31,	December 31,
	2026	2025

	(unaudited)
ASSETS
Cash and due from banks	$96,887	$130,369
Federal funds sold	—	475
Securities available-for-sale	1,170,768	1,149,526
Loans:
Commercial	2,525,068	2,375,344
Residential	1,187,587	986,955
Consumer	703,322	688,135
	4,415,977	4,050,434
(Less) plus:
Net deferred loan costs	7,944	4,869
Allowance for credit losses	(52,338)	(47,995)
	4,371,583	4,007,308
Restricted stock	18,553	18,536
Accrued interest receivable	27,881	27,762
Premises and equipment, net	88,692	78,582
Bank-owned life insurance	136,453	131,286
Goodwill	98,229	98,229
Other intangible assets	20,400	16,234
Other real estate owned	184	94
Other assets	98,959	97,725
TOTAL ASSETS	$6,128,589	$5,756,126

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$1,139,666	$916,473
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	135,035	135,605
Other interest-bearing deposits	3,567,685	3,499,033
	4,842,386	4,551,111
Short-term borrowings	349,781	292,468
FHLB advances	208,756	188,208
Other liabilities	72,378	73,470
TOTAL LIABILITIES	5,473,301	5,105,257

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-16,206,804 in 2026 and 16,190,157 in 2025
Outstanding shares-11,891,896 in 2026 and 11,880,759 in 2025	2,021	2,021
Additional paid-in capital	147,643	147,442
Retained earnings	754,938	741,793
Accumulated other comprehensive income/(loss)	(95,276)	(86,681)
Less: Treasury shares at cost-4,314,908 in 2026 and 4,309,398 in 2025	(154,038)	(153,706)
TOTAL SHAREHOLDERS’ EQUITY	655,288	650,869
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,128,589	$5,756,126

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollar amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2026	2025

INTEREST INCOME:
Loans, including related fees	$67,521	$63,612
Securities:
Taxable	6,536	6,002
Tax-exempt	2,864	2,604
Other	1,025	814
TOTAL INTEREST INCOME	77,946	73,032
INTEREST EXPENSE:
Deposits	16,629	18,199
Short-term borrowings	2,352	1,693
Other borrowings	2,032	1,165
TOTAL INTEREST EXPENSE	21,013	21,057
NET INTEREST INCOME	56,933	51,975
Provision for credit losses	2,550	1,950
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	54,383	50,025
NON-INTEREST INCOME:
Trust and financial services	1,491	1,393
Service charges and fees on deposit accounts	7,382	7,585
Other service charges and fees	374	316
Interchange income	186	214
Loan servicing fees	326	165
Gain on sales of mortgage loans	294	225
Bargain purchase gain	716	—
Other	448	613
TOTAL NON-INTEREST INCOME	11,217	10,511
NON-INTEREST EXPENSE:
Salaries and employee benefits	21,361	19,248
Occupancy expense	2,958	2,676
Equipment expense	5,340	4,505
FDIC Expense	690	750
Other	10,530	9,580
TOTAL NON-INTEREST EXPENSE	40,879	36,759
INCOME BEFORE INCOME TAXES	24,721	23,777
Provision for income taxes	4,917	5,371
NET INCOME	19,804	18,406
OTHER COMPREHENSIVE INCOME (LOSS)
Change in unrealized gains/(losses) on securities, net of reclassifications and taxes	(8,674)	11,100
Change in funded status of post retirement benefits, net of taxes	79	3
COMPREHENSIVE INCOME (LOSS)	$11,209	$29,509
PER SHARE DATA
Basic and Diluted Earnings per Share	$1.67	$1.55
Weighted average number of shares outstanding (in thousands)	11,885	11,842